Exhibit No. 11.4

BRIDGE LOAN AND SECURITY AGREEMENT

This BRIDGE LOAN AND SECURITY AGREEMENT (the "Agreement") is made this 25th day of January, 2010, by and between South Lake Capital (the "Investor" or "Secured Party") and Las Vegas Railway express, Inc., a Delaware corporation ("Company", "Debtor", "Borrower" or "LVRE").  The Investor and LVRE are referred to collectively herein as the "Parties."

           In consideration of the mutual covenants, agreements, representations, and warranties contained in this agreement, the Parties agree as follows:

     1.   LOAN AMOUNT.

           The Investor agrees to loan, to the Company the aggregate principal amount of Three Hundred Thousand Dollars ($300,000.00), (the "Loan").  The Loan will be made for the purpose of paying normal and reasonable operating expenses of LVRE.

     2.   PROMISSORY NOTE.

           In consideration thereof, LVRE will issue, cause to be executed and deliver to the Investor, upon the execution hereof, a promissory note in the principal amount equal to the amount of the Loan, plus ten percent (10%) of the principal amount, Thirty Thousand Dollars ($30,000.00), upon the terms and conditions specified herein, and in the form set forth in Exhibit A, hereto (the "Note").  The Note is one of several notes of the Company sold to investors (collectively, the "Investors") that collectively aggregate Five Hundred Thousand Dollars ($500,000.00), (the "Notes") of this Agreement.

     3.   WARRANTS OF THE COMPANY.

           LVRE agrees to issue, convey and transfer, and cause to be issued, conveyed and transferred to the Investor, Common Stock Purchase Warrants to purchase shares of Company Common Stock.

The number of whole shares of Company Common Stock subject to the Warrants accompanying an Investor's Note will be determined by using conventional rounding and by multiplying the principal amount of the Note by twenty percent (20%) and dividing the resultant product by $0.25.  The exercise price of the Warrant is $0.001 per share of Common Stock, except that the price is adjustable in certain circumstances as set forth in the Warrant Agreement.  A registration right is also included in the Warrant Agreement (Exhibit B hereto).

     4.   PERIODIC FINANCE CHARGES.

           The unpaid principal under the Note shall bear interest at a rate of ten percent (10%) per annum simple interest.

     5.   PAYMENTS.

           Except as otherwise set forth in the Note, the unpaid principal under the Note plus all accrued but unpaid interest thereon shall be payable upon the Maturity Date.  If the Company has not repaid the principal amount together with interest by the Maturity Date, the Company then agrees to repay the principal amount together with accrued interest under the Note in equal monthly payments of principal.  The first installment of such payments of principal and interest shall be due 180 days from date of investment.

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Exhibit No. 11.4

           LVRE may, from time to time, in its sole discretion, make one or more periodic payments to the Investor.  Such payments shall be credited to LVRE's account on the date that such payment is received by the Investor and credited to Investor’s account.  Such payments shall be applied first to accrued and unpaid interest, and then to the principal amount then outstanding.

    6.    INVESTOR’S SECURITY INTEREST

           LVRE shall provide as collateral a pool of loans which it holds as an asset as security against default under the terms of this agreement (EXHIBIT D).  In the event of a default by LVRE, the pool of loans listed on EXHIBIT D shall become the sole property of the Investor and LVRE shall transfer title and assign all assets associated with the pool to the INVESTOR and or INVESTORS.

     7.   DEFAULT PROVISIONS.

           The occurrence and continuance of one or more of the following events shall constitute an event of default of this entire Agreement:

           7.1  The nonpayment of any principal or interest by LVRE on this loan within five business days of when the same shall have become due and payable.

          7.2  The entry of a decree or order by a court having appropriate jurisdiction adjudging LVRE bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of LVRE under the federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee of LVRE, or any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

          7.3  The institution by LVRE of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Act or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee or trustee of the Company, or of any substantial part of its property, or if the Collateral, as defined in Section 8, shall become subject to the jurisdiction of a federal bankruptcy court or similar state court, or if LVRE shall make an assignment for the benefit of its creditors, or if there is a receivership, execution or other material judicial seizure, or if there is an admission in writing by LVRE of its inability to pay its debts generally as they become due, or the taking of corporate action by LVRE in furtherance of any such action.

          7.4  Default in the obligation of LVRE for borrowed money, other than this Loan, which shall continue for a period of sixty (60) days, or any event that results in acceleration of the maturity of any material indebtedness of LVRE under any note, indenture, contract, or agreement.

          7.5  LVRE's failure to comply with any material term, obligation, covenant, or condition contained in this Agreement, within 10 days after the expiration of all cure periods and receipt of written notice from the Investor demanding such compliance.

          7.6  Any warranty, covenant, or representation made to the Investor by LVRE under this Agreement, proves to have been false in any material respect when made or furnished.

          7.7  Any material levy, seizure, attachment, lien, or encumbrance of or on the Collateral, other than those existing as of the date hereof, which is not discharged by LVRE within 30 days.

          7.8  Any sale, transfer, or disposition of any material interest in the Collateral, other than in the ordinary course of business, without the written consent of the Investor.

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Exhibit No. 11.4

     8.   ACCELERATION.

           At the option of the Investor, and without demand or notice, all principal and any unpaid interest shall become immediately due and payable upon a default as set forth in Section 6 above.  Any reasonable attorneys' fees and other expenses incurred by the Investor in connection with LVRE's bankruptcy or any of the other events described in Section 6 shall be additional indebtedness of LVRE secured by this Agreement.

     9.   COVENANTS OF LVRE.

               LVRE agrees and covenants as follows:

               9.2.1  PAYMENT OF PRINCIPAL AND INTEREST.

                      LVRE shall promptly pay when due the principal of and interest on the indebtedness evidenced by the Notes, any prepayment and late charges provided in the Notes, and all other sums secured by this Agreement and the Notes.

               9.2.2  CORPORATE EXISTENCE.

                      LVRE is a corporation duly organized and existing under the laws of the State of Delaware and is duly qualified in every other state in which it is doing business, except where the failure to be so qualified would not have a material adverse effect on LVRE.

               9.2.3  CORPORATE AUTHORITY.

                      The execution, delivery, and performance of this Agreement, and the execution and payment of the Notes are within LVRE's corporate powers, have been duly authorized, and are not in contravention of law or the terms of LVRE's articles of incorporation and bylaws, or of any indenture, agreement, or undertaking to which LVRE is a party or by which it is bound.

               9.2.4  ISSUANCE OF SHARES.

                      That the shares of common stock contemplated to be issued hereby (upon exercise of the Warrants) will be, when issued in accordance with the terms of the Warrants, duly authorized, fully paid and non-assessable.

          9.3  TAXES AND ASSESSMENTS.

               LVRE will pay or cause to be paid promptly when due all taxes and assessments on the Collateral.  LVRE may, however, withhold payment of any tax assessment or claim if a good faith dispute exists as to the obligation to pay.

          9.4   INSURANCE.

                LVRE shall have and maintain, or cause to be maintained, insurance at all times with respect to all Collateral except accounts receivable, against such risks, and in such form, for such periods, and written by such companies as may be satisfactory to the Investor. All policies of insurance shall have endorsed a loss payable clause acceptable to the Investor or such other endorsements as the Investor may from time to time request, and LVRE will promptly provide the Investor upon request with the original policies or certificates of such insurance. LVRE shall promptly notify the Investor of any loss or damage that may occur to the Collateral. The Investor is hereby authorized to make proof of loss if it is not made promptly by LVRE. All proceeds of any insurance on the Collateral shall be held by the Investor as a part of the Collateral. Such proceeds shall be paid out from time to time upon order of LVRE for the purpose of paying the reasonable cost of repairing or restoring the property damaged. Any proceeds that have not been so paid out within 120 days following their receipt by the Investor shall be applied to the prepayment of principal on the Notes according to the terms hereof. In the event of failure to provide insurance as herein provided, Investor may, at its option, provide such insurance at LVRE's expense.

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Exhibit No. 11.4

          9.5 PROTECTION OF THE INVESTOR'S SECURITY.

               If LVRE fails to perform the covenants and agreements contained or incorporated in this Agreement, or if any action or proceeding is commenced which affects the business or the interest of the Investor therein, including, but not limited to eminent domain, insolvency, code enforcement, or arrangements or proceedings involving a bankrupt or decedent, then the Investor may make such appearance, disburse such sums, and take such action as the Investor deems necessary, in its sole discretion, to protect the Investor's interest, including but not limited to (i) disbursement of reasonable attorney's fees, (ii)   procurement of satisfactory insurance.  Any amounts disbursed by the Investor pursuant to this Section, with interest thereon, shall become additional indebtedness of LVRE secured by this Agreement.  Unless LVRE and the Investor agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the default rate stated in the Note unless collection from LVRE of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from LVRE under applicable law.  Nothing contained in this Section shall require the Investor to incur any expense or take any action.

          9.6  INSPECTION.

               The Investor may make or cause to be made reasonable entries upon and inspections of LVRE's premises.

          9.7  LVRE AND LIEN NOT RELEASED.

               From time to time, the Investor may, at the Investor's option, without giving notice to or obtaining the consent of LVRE or its successors or assigns or of any other lien holder or guarantors, if any, without liability on the Investor's part, and notwithstanding LVRE's breach of any covenant or agreement of LVRE in this Agreement, extend the time for payment of said indebtedness or any part thereof, reduce the payments thereon, release anyone liable on any of said indebtedness, accept a renewal note or notes therefore, modify the terms and the time of payment of said indebtedness, release from the lien of this Agreement, agree in writing with LVRE to modify the rate of interest or period of amortization of the Note or change the amount of any installments payable there-under. Any actions taken by the Investor pursuant to the terms of this Section shall not affect the obligation of LVRE or LVRE successors or assigns to pay the sums secured by this Agreement and to observe the covenants of LVRE contained herein, shall not affect the guaranty of any person, corporation, partnership, or other entity for payment of the indebtedness secured hereby. LVRE shall pay the Investor a reasonable service charge, together with such reasonable attorneys' fees as may be incurred at the Investor's option for any such action if taken at LVRE's request.

          9.8  FORBEARANCE BY THE INVESTOR NOT A WAIVER.
                Any forbearance by the Investor in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by the Investor of payment of any sum secured by this Agreement after the due date of such payment shall not be a waiver of the Investor's right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes, rents or other liens or charges by the Investor shall not be a waiver of the Investor's right to accelerate the maturity of the indebtedness secured by this Agreement, nor shall the Investor's receipt of any awards, proceeds or damages as provided in this Agreement operate to cure or waive LVRE default in payment of sums secured by this Agreement.

     10.   REMEDIES CUMULATIVE.

          Each remedy provided in this Agreement is distinct and cumulative to all other rights or remedies under this Agreement or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order.

     11.  WAIVER OF STATUTE OF LIMITATIONS.

          LVRE hereby waives the right to assert any statute of limitations as a bar to the enforcement of this Agreement or to any action brought to enforce the Note or any other obligation secured by this Agreement.

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Exhibit No. 11.4

     12.  NOTICES AND DELIVERY.

          Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or 72 hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed as follows:

         LVRE:
6650 Via Austi Parkway, Suite 170
Las Vegas, Nevada 89119
Attn:  Chief Financial Officer

        The Investor:

        South Lake Capital
        4 Richland Place
        Pasadena, CA 91103

or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.  Any deliveries required under this Agreement must be made by personal delivery at the applicable address listed above.

     13.  INDEMNIFICATION.

          13.1   GENERAL.

                 Each party at fault hereto agrees to indemnify, reimburse, and hold harmless the other party, (the "indemnitee") from and against all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, civil and criminal proceedings, penalties, fines, and other sanctions, and any reasonable attorney fees and other reasonable costs and expenses, arising or imposed on such other party (collectively "claims"), relating to or arising in any manner out of:

                 13.1.1   this Agreement or the breach of any representation, warranty, or covenant made by the party at fault under this Agreement; or

                 13.1.2   any issuance, offering, or sale of securities of LVRE; or

                 13.1.3   any transaction, approval, or document contemplated by the Agreement.

          The parties hereto intend that this Agreement shall provide for indemnification in excess of that expressly provided for by statute, including but not limited to, any indemnification provided by LVRE's articles of incorporation, its bylaws, a vote of its shareholders or disinterested directors, or applicable law.

          13.2   DEFINITIONS.

                 13.2.1   EXPENSES. For purposes of Section 12, the term "expenses" shall mean (i) any expense, liability, or loss, including reasonable attorney fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement; (ii) any interest, assessments, or other charges imposed on any of the items in part (i) of this subsection; and (iii)
any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing for any of the foregoing in any proceeding relating to any indemnifiable event.

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Exhibit No. 11.4

          13.3  MANDATORY INDEMNIFICATION.  Notwithstanding any other provision of this Agreement, to the extent that the indemnitee has been successful on the merits in defense of any proceeding relating in whole or in part to an indemnifiable event or in defense of any issue or matter in such proceeding, the indemnitee shall be indemnified against all reasonable expenses incurred in connection with such whole or part, as the case may be.

          13.4  PARTIAL INDEMNIFICATION.  If the indemnitee is entitled under any provision of this Agreement to indemnification by a party for a portion of expenses, but not for the total amount of expenses, that party shall indemnify the indemnitee for the portion to which the indemnitee is entitled.

          13.5  INDEMNIFICATION PAYMENT.  The indemnitee shall receive indemnification of expenses in accordance with this Agreement as soon as practicable after the indemnitee has made written demand for indemnification. If the indemnitee has not received full indemnification within 30 days after making a demand in accordance with the terms hereof, the indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing arbitration per the terms of this Agreement seeking an initial determination.  The parties hereby consent to service of process and to appear in any such proceeding.  The remedy provided for in this Section shall be in addition to any other remedies available to the indemnitee in law or equity.

          13.6  CONSENT.  A party shall not settle any proceeding in any manner that would impose any penalty or limitation on the indemnitee without the indemnitee's written consent.  Neither party will unreasonably withhold their consent to any proposed settlement.  A party at fault shall not be liable to indemnify the indemnitee under this Agreement with regard to any judicial award if the party at fault was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; however, the party's liability under this Agreement shall not be excused if participation in the proceeding by the party was barred by this Agreement.

          13.7  DEFENSE.  In the event of any controversy or claim arising out of this Agreement or the breach of the Agreement for which indemnification is available, the indemnitee may tender a defense to the party at fault, who hereby agrees to promptly evaluate such defense.  If the party at fault agrees to defend against such controversy or claim, the indemnitee shall notify the party at fault within thirty (30) days of the indemnitee's receipt of any written instrument or pleading relating to any such controversy or claim arising out of this Agreement or the breach of this Agreement.  If timely acceptance of tender is not forthcoming, the indemnitee may, at the expense of the party at fault, retain its own counsel and the party at fault is not released of its obligations to otherwise indemnify the indemnitee.

     14.  INVESTOR'S REPRESENTATIONS AND WARRANTIES.

          14.1  ACCREDITED INVESTOR.  The Investor represents and warrants that he or she is an Accredited Investor as that term is defined in Rule 501(a) of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") and is willing and able to bear the economic risk of an investment herein.  The Investor has adequate means of providing for current needs and current contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Company of the size contemplated.

          14.2  ACQUIRED FOR INVESTMENT.  The Investor represents and warrants that the Notes and Warrants are being acquired by the Investor in good faith for investment and not with a view to or for sale in connection with any distribution.  The Investor understands and agrees that he/she must hold the Notes and Warrants (or shares if the Warrants are exercised) indefinitely unless they are subsequently registered under the 1933 Act or an exemption from registration is available.

     15.  ENTIRE AGREEMENT.

          This Agreement, the Note, and the Warrant, and all exhibits and attachments thereto, contains the entire understanding between and among the Parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

     16.  SURVIVAL OF SPECIFIC OBLIGATIONS.

          The rights and obligations created by Section 12 with respect to the duties to indemnify shall survive termination of this Agreement and will continue into perpetuity.

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Exhibit No. 11.4

     17.  AGREEMENT BINDING.

          This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the Parties hereto.

     18.  AMENDMENT AND MODIFICATION.

          Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by the Parties, including an extension of the maturity date for the Note.

     19.  ATTORNEY FEES.

          In the event arbitration is brought by any party under this Agreement to enforce any of its terms, it is agreed that the prevailing party shall be entitled to reasonable attorney fees to be fixed by the arbiter(s).

     20.  ARBITRATION.

          If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the Parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by binding arbitration ion accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.  The parties hereto each jointly and severally waive any and all rights to appeal the judgment or award of such arbiter(s).

     21.  LAW GOVERNING.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, except to the extent of Nevada statutory law related to the set-up and existence of the Company.

     22.  TITLES AND CAPTIONS.

          All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

     23.  FURTHER ACTION.

          The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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Exhibit No. 11.4

INVESTOR

Dated: January 15, 2010	By: /s/ Justin Yorke

Name: Justin Yorke

Title: Manager, South Lake Capital

LAS VEGAS RAILWAY EXPRESS, INC., INC.
a Delaware corporation

Dated: January 15, 2010	By: /s/ Michael A. Barron

Name: Michael A. Barron

Title: CEO

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